Exhibit 99.1

Kiwibox Launches Version 2.0 of Teen Social Network & Online Magazine

Site expands traditional social networking platform by integrating editorial content

New York, NY - August 5, 2008 - Magnitude Information Systems, Inc. (Magnitude) (OTC Bulletin Board: MAGY.OB - News) disclosed today the following developments concerning Kiwibox, its primary business unit.

Kiwibox (http://kiwibox.com), the first social networking destination and online magazine where teens produce, discover, and share content while connecting with friends, today launched Kiwibox 2.0. The latest version of the site offers enhanced features and functionality that significantly increases the overall user experience. These new features include:

-
Dynamic new profile pages - New profiles feature drag and drop customization, enhanced privacy settings, and personal sub-domains for every member. Kiwibox members can add widgets for Facebook, MySpace, YouTube, Flickr, and all of their favorite Kiwibox content.

-
Revamped Points and Prizes - Members have more ways to earn KiwiPoints by participating in the social network and contributing editorial content. Members can redeem these KiwiPoints for an expanded selection of real world KiwiPrizes from iPods™ to Nintendo Wii™ and much more.

-	New KiwiGames - New KiwiGames section offers members double the amount of cool, fun games to play while connecting and competing with friends.

-
KiwiboxTV - Exclusive on camera interviews with artists and celebrities by Kiwibox teen Video Journalists, as well video coverage of red carpet events brings members one step closer to their favorite celebrities.

-	Enhanced weekly and daily content - Weekly online magazine is supplemented by daily and up-to-the-minute entertainment news contributed by members from around the world.

“Kiwibox provides a positive outlet for teenage expression in an entertaining and informative environment,” said Lin Dai, Chief Executive Officer at Kiwibox. “Kiwibox 2.0 provides a distinctive new look to the world of social networking, allowing teens to find their voice for even more creative expression and information sharing. Members in our community actively engage with each other around content in ways that aren’t possible on other social networks.”

Kiwibox has grown its community organically to more than 1.8 million members. The company also offers a mobile WAP version of the new site to ensure members are never out of touch with their friends and their favorite Kiwibox content.

For more information, or to see the latest version of Kiwibox, visit http://kiwibox.com.

About Kiwibox
Founded in 1999, Kiwibox.com is the first social networking destination and online magazine where teens produce, discover, and share content. Kiwibox members are teens in the know who go to Kiwibox to enjoy personalized content and share their interests with peers. With more than 1.8 million registered members, Kiwibox provides one of the largest distribution and marketing channels to connect advertisers with the highly sought after teen audience, in a controlled and interactive environment. For more information, visit http://kiwibox.com.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

Contacts
Kiwibox.com
Todd Barrish/ Mike Bush	Lin Dai, Chief Executive Officer
Dukas Public Relations	Kiwibox Media, Inc.
212-704-7385	212-239-8210
todd@dukaspr.com
mike@dukaspr.com